Exhibit 4.9(xii)

Portions of this exhibit have been omitted in accordance with Form 20-F’s Instructions as to Exhibits.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

Contract No.: 14251001032

Small Enterprise Loan Contract

(2024 Version)

Special Notice: This contract is lawfully negotiated and entered into by the lender and the borrower on a voluntary and equal basis. All terms and conditions represent the true intent of both parties. To protect the legitimate rights and interests of the borrower, the lender specifically draws the borrower’s attention to all terms concerning the rights and obligations of both parties, particularly the content in bold.

Lender: Industrial and Commercial Bank of China Limited, Shanghai Minhang Sub-branch

Responsible Person: Xia Jianguo Contact Person: Gu Jiahao

Address: No. 118 and No. 188 Fudu Road, Minhang District, Shanghai Postal Code: 201199

Telephone: 64889900 Fax: / Email: /

Borrower: WIPO (Shanghai) New Energy Technology Co., Ltd.

Legal Representative: Liu Yuejin Contact Person: Liu Yuejin Mobile Phone: [REDACTED]

Address: Room 901, No. 295 Lane 1588 Zhuguang Road, Xujing Town, Qingpu District, Shanghai Postal Code: 201702

Telephone: [REDACTED] Fax: / Email: /

[The borrower must accurately and completely fill in the above information to ensure the timely delivery of subsequent notices and legal documents.]

After equal negotiation, the borrower and the lender have reached an agreement on the lender’s extension of a loan to the borrower and hereby enter into this contract.

Part I Basic Terms

Article 1 Purpose of the Loan

The purpose of the loan under this contract is for daily operations. Without the lender’s prior written consent, the borrower shall not use the loan for any other purpose. The lender has the right to supervise the use of the funds.

Article 2 Loan Amount and Term

2.1 The currency of the loan under this contract is Renminbi, and the amount is 5,000,000.00 (in words: Five Million) Yuan (in case of inconsistency between the numerical and written amounts, the written amount shall prevail).

2.2 The term of the loan under this contract is determined by the following method 1 (1/2):

(1) The term of the loan under this contract is 12 months, commencing from the actual drawdown date (in the case of multiple drawdowns, commencing from the date of the first drawdown).

(2) The term of the loan under this contract is from / year / month / day to / year / month / day.

2.3 For each drawdown, the drawdown date is the date on which the loan funds are actually credited to the disbursement account, and the maturity date is the repayment date recorded on the loan certificate (in the case of installment repayment, the maturity date shall be executed in accordance with this contract or the repayment plan separately agreed upon by the lender and the borrower). The repayment date of any drawdown shall not exceed the term of the loan under this contract.

Article 3 Interest Rate and Interest

3.1 Method for Determining the Interest Rate for Renminbi Loans

The interest rate for Renminbi loans is determined as follows:

The interest rate for each loan is determined by adding a floating spread to a pricing benchmark. The pricing benchmark is the 1-year (1-year / over 5-year) Loan Prime Rate (LPR) published by the National Interbank Funding Center on the business day immediately preceding the effective date of each loan contract (drawdown date / contract effective date) (hereinafter referred to as the first interest rate determination date). The floating spread is minus (plus / minus) 35 basis points (one basis point equals 0.01%, the same below). The floating spread shall remain unchanged during the loan term. If the National Interbank Funding Center does not publish the LPR for the corresponding tenor on the business day immediately preceding the interest rate determination date, the LPR published by the National Interbank Funding Center on the immediately preceding business day shall apply, and so forth. After the first interest rate determination date, regardless of whether a drawdown has occurred, the loan interest rate shall be adjusted according to the following method A (A/B):

A. Using a period of 12 (1/3/6/12) months as one term, with adjustment at the end of each term and interest calculated in segments. The interest rate determination date for the second and subsequent terms shall be the date corresponding to the date on which the first term ends. On such date, the lender shall adjust the loan interest rate based on the LPR for the aforementioned tenor published by the National Interbank Funding Center on the immediately preceding business day and the floating spread. If there is no date in the adjustment month corresponding to the first interest rate determination date, the last day of that month shall be the corresponding date.

B. No adjustment shall be made during the entire loan term.

3.2 Method for Determining the Interest Rate for Foreign Currency Loans

The interest rate for foreign currency loans is determined by the following method 2 (1/2/3):

(1) Fixed interest rate, with an annual rate of / %, which remains unchanged during the term of the contract.

(2) Term interest rate. The interest rate for each loan is determined by adding a spread to a pricing benchmark. The pricing benchmark applicable to each loan (drawdown date / contract effective date) (first interest rate determination date) is the term interest rate for a tenor of / (week / month / year) (SOFR term rate / SONIA term rate / EURIBOR term rate / TORF term rate, etc.), and the spread is / (plus / minus) basis points (one basis point equals 0.01%). The spread shall remain unchanged during the term of the contract. If drawdowns are made in installments, the interest rate for each drawdown shall be calculated separately. After the first interest rate determination date, regardless of whether a drawdown has occurred, the loan interest rate shall be adjusted according to the following method / (A/B/C), with interest calculated in segments.

A. Using a period of / (1/3/6/12) months as one term, with adjustment at the end of each term. The interest rate determination date for the second and subsequent terms shall be the date corresponding to the date on which the first term ends. From such date, the loan interest rate shall be adjusted based on the pricing benchmark and spread applicable on that date. If there is no date in the adjustment month corresponding to the first interest rate determination date, the last day of that month shall be the corresponding date.

B. The first day of each interest period (i.e., the day following the end of the previous interest period) shall serve as the interest rate determination date. From such date, the loan interest rate shall be adjusted based on the pricing benchmark and spread applicable on that date.

C. No adjustment shall be made during the entire loan term.

The applicable pricing benchmark for the aforementioned interest rate determination dates shall be determined in accordance with the relevant rules set forth in Article 1.1 of Part II.

(3) Floating Overnight Rate: The loan interest rate shall be determined based on the overnight financing rate applicable to the loan currency on each interest calculation day (referring to the drawdown date and each subsequent calendar day) within the interest period, using (SOFR/SONIA/Euro Short-Term Rate/SARON/TONA, etc.) as the pricing benchmark, plus or minus a spread of [REDACTED] basis points. The spread shall remain unchanged during the term of the contract. The lender shall subsequently determine the interest rate for each interest calculation day based on the applicable pricing benchmark for that day and the aforementioned spread. The first interest rate determination date shall be the drawdown date for each loan, and subsequent interest rate determination dates shall be each interest calculation day after the first interest rate determination date. Loan interest shall be calculated using the (simple interest / combination of simple and compound interest) method.

On the aforementioned interest rate determination dates, the applicable pricing benchmark shall be determined in accordance with the relevant rules set forth in Article 1.1 of Part Two.

3.3 Interest on the loan under this contract shall accrue on a daily basis from the actual drawdown date, with interest settlement on a monthly (monthly/quarterly/semi-annual) basis. Upon loan maturity, any remaining unpaid interest shall be settled together with the principal. When the loan currency is British Pound, Australian Dollar, Canadian Dollar, Singapore Dollar, or Hong Kong Dollar, the daily interest rate for each interest calculation day shall equal the annual interest rate divided by 365. For other currencies, the daily interest rate for each interest calculation day shall equal the annual interest rate divided by 360.

3.4 If the loan currency is Renminbi, the overdue penalty interest rate under this contract shall be determined by adding 40 percent to the original loan interest rate. If the loan currency is a foreign currency, the overdue penalty interest rate under this contract shall be determined by adding [REDACTED] basis points to the original loan interest rate (one basis point equals 0.01 percent). The penalty interest rate for misappropriated loans shall be determined by adding 70 percent to the original loan interest rate.

Article 4 Drawdown

4.1 The borrower shall draw down the loan according to actual funding needs, using the following method (1/2/3):

(1) Draw down the entire loan in a single lump sum before June 25, 2025.

(2) Draw down the loan in one or multiple installments from the effective date of this contract until [year]/[month]/[day].

(3) Draw down the loan in installments according to the following schedule. If the borrower needs to change the drawdown time or amount based on the progress of fund usage, the lender’s consent shall be obtained. However, the borrower shall draw down the entire loan no later than [year]/[month]/[day].

NA

4.2 If the borrower fails to draw down the loan as agreed, the lender shall have the right to cancel, in whole or in part, the undrawn portion of the loan.

Article 5 Repayment

5.1 The borrower shall repay the loan under this contract using the following method (1/2):

(1) Repay the entire loan in a single lump sum upon maturity.

(2) Repay the loan in installments according to the following repayment schedule (if the content is extensive, a separate sheet may be attached):

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5.2 If the loan under this contract falls under any of the following circumstances, the borrower shall immediately repay the loan upon receipt of the corresponding funds:

Article 6 Accounts

The borrower shall open or designate the following account with the lender as a dedicated account for drawdown and repayment:

Account Name: WIPO (Shanghai) New Energy Technology Co. Ltd.

Account Number: 1001100419100166483

Opening Bank: Industrial and Commercial Bank of China Limited, Shanghai Minhang Sub-branch

Article 7 Guarantee

If the guarantee for the loan under this contract is a line of credit guarantee, the corresponding line of credit guarantee contracts include but are not limited to the following (select 1/2/3, multiple selections allowed):

1. Line of Credit Guarantee Contract (Number: 0100100044-2025 Minhang (Guarantee) Word No. 0255)

Guarantor: Liu Yuejin

2. Line of Credit Mortgage Contract (Number: /)

Mortgagor: Not applicable

3. Line of Credit Pledge Contract (Number: /)

Pledgor: Not applicable

Article 8 Financial Covenants (Optional Clause, this article is [applicable/not applicable])

During the term of this contract, the borrower shall comply with the following financial indicator requirements:

The borrower’s financial indicators include but are not limited to the asset-liability ratio, annual profitability, and annual net cash flow from operating activities, which shall meet the lender’s following unsecured loan conditions: return on net assets not less than 2 percent, profit from main business not less than RMB 200,000, and positive annual net cash flow from operating activities.

Article 9 Dispute Resolution

The dispute resolution method for matters under this contract shall be (1/2):

(1) Submit the dispute to the [REDACTED] Arbitration Commission for arbitration in [REDACTED] (place of arbitration) in accordance with the arbitration rules in effect at the time of submitting the arbitration application. The arbitration award shall be final and binding upon both parties.

(2) Resolve the dispute through litigation in the court located in the lender’s place of domicile.

Article 10 Miscellaneous

10.1 This contract is executed in duplicate, with the borrower, the lender, and [REDACTED] each holding one copy, all of which shall have the same legal effect.

10.2 The following appendices and other appendices jointly confirmed by both parties shall form an integral part of this contract and shall have the same legal effect as this contract:

Appendix 1: Drawdown Notice (Template)

Appendix 2: Entrusted Payment Agreement

10.3 For related inquiries or complaints, please contact 95588 or the lender’s business outlets.

Article 11 Other Matters Agreed by Both Parties

11.1 Supplement to Article 2.2 of Part One of this contract: The loan term under this contract shall be from March 26, 2025 to March 25, 2026. The actual drawdown date shall be subject to the loan certificate.

11.2 If any major operational changes occur that may affect the repayment of this financing, such as changes in the borrower’s equity or business model, the borrower shall notify the lender in writing in advance.

11.3 During the term of the loan, if the borrower’s financial indicators deteriorate below the indicator values agreed with the lender or fall below the lender’s unsecured loan standards, the lender shall have the right to declare the loan immediately due and payable, demand early repayment of part or all of the disbursed loan, or require the borrower to provide legally valid guarantee acceptable to the lender.

11.4 If the borrower fails to repay the loan principal or interest as agreed, the lender shall have the right to accelerate the loan.

11.5 During the term of the loan, if the borrower obtains new financing from other institutions on terms more favorable than those provided by the lender, the lender shall have the right to accelerate the loan.

11.6 If the borrower’s assets have been fully used for mortgage or pledge financing with other institutions, the borrower shall gradually transfer the assets to the lender for mortgage or pledge financing business.

11.7 Without the prior written consent of the lender, the borrower shall not provide any guarantee or create any mortgage or pledge over its own assets in favor of a third party before the loan is fully repaid. The borrower undertakes to periodically report its external guarantee status to the lender as required by the lender, and undertakes that the information provided to the lender and the amount of external guarantees are complete, true, and accurate.

11.8 Without the prior written consent of the lender, if the borrower obtains new external financing, creates any mortgage or pledge over its effective operating assets, or provides any guarantee to a third party, the lender shall have the right to accelerate the repayment of the loan.

Part II Specific Provisions

Article 1 Interest Rate and Interest

1.1 Where the borrowing currency is a foreign currency and the interest rate is determined by a term rate or a floating overnight rate method, the pricing benchmark applicable on the interest rate determination date (date T, or if date T is not a business day, the most recent business day prior to date T) shall be the interest rate value for T minus N business days as displayed on the Refinitiv or Bloomberg financial terminal page corresponding to the pricing benchmark agreed in this contract. If the pricing benchmark is negative, it shall be deemed as zero. The aforementioned business day refers to a business day in the local jurisdiction of the administrator of the pricing benchmark for the borrowing currency. Where a term rate applies, the value of N is 2; where a floating overnight rate applies, the value of N is 5.

For the avoidance of doubt, the SOFR term rate as referred to in this contract means the SOFR term rate published by the Chicago Mercantile Exchange (CME) as recognized by the Alternative Reference Rates Committee (ARRC); the SONIA term rate as referred to in this contract means the SONIA term rate published by Refinitiv.

Total principal and interest per installment = borrowing principal x periodic interest rate x (1 + periodic interest rate) raised to the power of (number of periods) divided by [(1 + periodic interest rate) raised to the power of (number of periods) - 1].

If a material change occurs in the pricing benchmark, the then-effective market rules shall apply. If the lender requires the borrower to enter into a supplemental agreement regarding relevant matters, the borrower shall cooperate.

1.2 If the interest rate under this contract adopts a floating rate, the rules for interest rate adjustment after the loan becomes overdue shall still be executed in accordance with the original method.

1.3 If interest is settled monthly, the interest settlement date shall be the 20th day of each month; if quarterly, the 20th day of the last month of each quarter; if semi-annually, June 20 and December 20 of each year.

1.4 The first interest period shall commence on the date the borrower actually draws the loan and end on the first interest settlement date; the last interest period shall commence on the day following the end of the preceding interest period and end on the final repayment date; the remaining interest periods shall each commence on the day following the end of the preceding interest period and end on the next interest settlement date.

1.5 Loan interest = borrowing principal x daily interest rate x actual number of days used.

Where the interest rate is determined by method (3) under Article 3.2 of Part I of this contract, and the loan interest is calculated using a combination of simple and compound interest, the interest calculation rule shall be: for the portion calculated based on the pricing benchmark, the interest on each business day for that portion = (borrowing principal + total interest accrued on that portion up to the end of the previous calendar day) x the applicable benchmark daily interest rate for that day; the interest on a non-business day for that portion shall be the same as the interest on the most recent business day prior to that day, provided that if the borrowing principal changes, the interest for that portion shall be adjusted accordingly with reference to the aforementioned formula. For the portion calculated based on the interest spread, interest shall be calculated using the simple interest method. The business day referred to in this article means a business day in the local jurisdiction of the administrator of the pricing benchmark for the borrowing currency.

Where the equal installment repayment method is adopted, the formula for calculating the repayment amount of principal and interest is as follows:

1.6 If the People’s Bank of China adjusts the method for determining loan interest rates, the relevant regulations of the People’s Bank of China shall apply, and the lender shall not be required to notify the borrower separately.

1.7 If, at the time of signing this contract, the loan interest rate is determined based on the loan prime rate (LPR) published by the National Interbank Funding Center minus a certain number of basis points, the lender shall have the right to reassess annually the interest rate concession granted to the borrower and, based on national policies, changes in the borrower’s creditworthiness, and changes in the loan guarantee, decide at its sole discretion to cancel all or part of the interest rate concession granted to the borrower, and shall promptly notify the borrower.

1.8 Unless otherwise specified, all loan interest rates in this contract are annualized interest rates calculated using the simple interest method.

Article 2 Loan Disbursement and Payment

2.1 The borrower must satisfy the following conditions precedent before drawing any loan; otherwise, the lender shall have no obligation to disburse any funds to the borrower, unless the lender agrees to disburse the funds in advance:

(1) Except for unsecured loans, the borrower has provided the corresponding guarantee as required by the lender, all relevant guarantee procedures have been completed, and the guarantee has not undergone any changes adverse to the lender;

(2) At the time of each drawdown, the borrower’s representations and warranties under this contract remain true, accurate, and complete, and no event of default has occurred under this contract or under any other contract signed between the borrower and the lender;

(3) If the borrower draws the loan through the Industrial and Commercial Bank of China’s online banking or telephone banking, the “Industrial and Commercial Bank of China Electronic Banking Enterprise Customer Service Agreement” signed with the lender remains valid;

(4) The materials provided for the purpose of the loan are consistent with the agreed purpose;

(5) Submission of any other materials required by the lender.

2.2 If the borrower uses the loan under this contract for fixed asset investment, in addition to satisfying the conditions precedent set forth in article 2.1, the following conditions precedent must also be satisfied:

(1) The borrowing project has been approved, verified, or filed by the relevant state authority (if required);

(2) The capital contribution or other supporting funds for the borrowing project have been fully paid in accordance with the prescribed time and proportion;

(3) No cost overrun has occurred, or any cost overrun has been resolved through self-raised funds;

(4) The project progress has been completed as planned, and the actual project progress matches the amount already invested.

2.3 The borrower shall submit a drawdown notice to the lender at least five banking business days in advance of drawing the loan. Once submitted, the drawdown notice may not be revoked without the prior written consent of the lender. The borrower shall affix its official seal or financial seal on the loan receipt corresponding to the reserved account seal for the disbursement account designated in the drawdown notice. The borrower hereby confirms that if the reserved seal includes both the official seal and the financial seal, affixing either one or both seals on the loan receipt shall constitute a valid loan receipt.

2.4 If the borrower withdraws the loan via Industrial and Commercial Bank of China online banking or telephone banking, the borrower shall sign the Industrial and Commercial Bank of China Electronic Banking Enterprise Customer Service Agreement with the lender, undertake to comply with the Industrial and Commercial Bank of China Electronic Banking Charter and related transaction rules, and operate in accordance with such transaction rules. The drawdown instruction submitted by the borrower via Industrial and Commercial Bank of China online banking and confirmed by the lender shall be deemed as an IOU.

2.5 After the borrower satisfies the drawdown conditions precedent or the lender agrees to disburse the loan in advance, the lender’s transfer of the loan funds into the designated borrower account shall be deemed as the lender having disbursed the loan to the borrower in accordance with the terms of this contract.

2.6 In the event of special circumstances such as quota management or system failure, the lender may postpone the disbursement of the loan to the borrower.

2.7 In accordance with relevant regulatory requirements and the lender’s management policies, for loans that must be withdrawn and used through the lender’s entrusted payment method, the lender shall, based on the borrower’s drawdown application and payment entrustment, pay the loan funds to the payment recipient designated by the borrower and consistent with the purposes stipulated in this contract. To this end, the borrower shall separately enter into an entrusted payment agreement with the lender as an appendix to this contract, and open or designate a special account with the lender for handling entrusted payment matters.

Article 3 Repayment

3.1 The borrower shall repay the loan principal, interest, and other amounts payable in full and on time in accordance with the terms of this contract. On the banking business day prior to each repayment date and each interest settlement date, the borrower shall deposit in full the current interest, principal, and other amounts payable into its repayment account opened with the lender. The lender is entitled to automatically debit such amounts on the repayment date and interest settlement date, or require the borrower to cooperate in completing relevant transfer procedures. If the funds in the repayment account are insufficient to pay all of the borrower’s matured amounts payable, the lender has the right to determine the order of satisfaction.

If the repayment account is reported lost, frozen, subject to payment suspension, or cancelled, or if the borrower needs to change the repayment account, the borrower shall go to the lender to complete the procedures for changing the repayment account. Before such change procedures become effective, if the original repayment account can no longer be debited in full, the borrower shall go to the lender’s counter to make the repayment. If the borrower fails to timely complete the procedures for changing the repayment account or fails to timely make repayment at the lender’s counter, resulting in failure to repay the matured loan principal, interest, and other fees in full and on time, the borrower shall bear liability for breach of contract.

3.2 If the borrower applies for early repayment of all or part of the loan, the borrower shall submit a written application to the lender, or submit an early repayment instruction to the lender via Industrial and Commercial Bank of China online banking, 10 banking business days in advance, and obtain the lender’s consent.

3.3 If the lender consents to early repayment, the borrower shall, on the early repayment date, simultaneously pay in full the loan principal, interest, and other amounts payable up to the early repayment date in accordance with the terms of this contract. Interest is calculated using a combination of simple and compound interest. If the borrower has not paid the above-mentioned interest in full at the time of early repayment, on and after the early repayment date, interest on the unpaid interest will continue to be calculated in accordance with Part 2, Article 1.5 until the interest is paid in full.

3.4 The lender has the right to adjust the repayment schedule based on the actual amount of the loan drawn down, and has the right to recall the loan early based on the borrower’s capital recovery situation.

3.5 If the borrower uses the loan funds in violation of the agreed purposes, the lender has the right to recall the loan early.

3.6 If the actual loan term is shortened due to the borrower’s early repayment or the lender’s early recall of the loan in accordance with this contract, the corresponding interest rate tier shall not be adjusted, and the original loan interest rate shall continue to apply.

Article 4 Guarantee

4.1 Except for unsecured loans, the borrower shall provide legal and valid guarantees acceptable to the lender for the performance of its obligations under this contract. The guarantee contract shall be entered into separately.

4.2 If the collateral under this contract is damaged, depreciated, subject to a title dispute, sealed up, or seized, or if the guarantor breaches the guarantee contract, or if the financial condition of the guarantor under a guarantee undergoes an adverse change or any other change detrimental to the lender’s claims occurs, the borrower shall promptly notify the lender and provide other guarantees acceptable to the lender.

4.3 The lender has the right to reassess the value of the collateral and the guarantor’s guarantee capacity periodically or from time to time. If the assessment indicates that the collateral value has decreased or the guarantor’s guarantee capacity has diminished, the borrower shall provide additional guarantees equivalent to the amount of the decrease or diminution, or may provide other guarantees acceptable to the lender.

4.4 If the lender consents to the loan under this contract being secured by a pledge of accounts receivable, during the term of this contract, if any of the following circumstances occurs, the lender has the right to declare the loan immediately due and demand that the borrower immediately repay part or all of the loan principal and interest, or provide additional legal, valid, and sufficient guarantees acceptable to the lender:

(1) The bad debt ratio of the accounts receivable pledged by the pledgor against the payor has increased for two consecutive months.

(2) The amount of matured but uncollected accounts receivable of the pledgor against the payor exceeds 5% of the total balance of accounts receivable due from that payor.

(3) A trade dispute (including but not limited to disputes over quality, technology, or services) or debt dispute arises between the pledgor of the accounts receivable and the payor or any other third party, which may result in the accounts receivable not being paid when due.

4.5 If the guarantor fails to complete the registration procedures for the pledge or mortgage with the lender as the first-ranking pledgee or mortgagee within the time limit agreed with the lender, or if the guarantor commits any other act of default, the lender has the right to recall the loan early.

Article 5 Account Management

5.1 The borrower shall designate a special capital collection account with the lender for receiving corresponding sales revenue, project income (including but not limited to project operating income, subsidies, compensation, indemnity payments, acquisition proceeds, etc. obtained due to expropriation, requisition, damage, or other reasons related to project assets, as well as refunds of land value-added tax, urban maintenance and construction tax, education surcharge, environmental tax, and other taxes and fees confirmed by the tax authority for the project’s corresponding collateral), or planned repayment funds. If the corresponding sales revenue or project income is settled in non-cash form, the borrower shall ensure that such funds are promptly transferred into the capital collection account upon receipt.

5.2 The lender has the right to supervise the capital collection account, including but not limited to understanding and monitoring the inflow and outflow of funds in this account. The borrower shall cooperate. If required by the lender, the borrower shall enter into a separate account supervision agreement with the lender.

Article 6 Representations and Warranties

The borrower makes the following representations and warranties to the lender, which shall remain valid throughout the term of this contract:

6.1 The borrower is legally qualified as a borrower and has the qualifications and capacity to enter into and perform this contract.

6.2 All necessary authorizations or approvals have been obtained for entering into this contract. The execution and performance of this contract do not violate the borrower’s articles of association, shareholder contribution agreement, joint venture agreement, partnership agreement, or relevant laws and regulations, and do not conflict with any obligations under other contracts to which the borrower is a party.

6.3 All other debts payable have been repaid on time, and there is no act of willfully defaulting on bank loan principal or interest.

6.4 During the most recent fiscal year, no material violations of laws or regulations have occurred in the borrower’s production and business operations, and none of the current senior management personnel have any material adverse records.

6.5 All documents and materials provided to the lender are true, accurate, complete, and valid, and contain no false records, material omissions, or misleading statements.

6.6 The borrower has not concealed from the lender any litigation, arbitration, or claims to which it is a party.

6.7 If the borrower uses the loan under this contract for fixed asset investment, the relevant project and the borrowing thereof comply with the requirements of laws and regulations.

6.8 The borrower has acknowledged and fully understands all transaction rules of the electronic banking systems, including the Industrial and Commercial Bank of China online banking system, related to this contract.

Article 7: Borrower’s Undertakings

7.1 The borrower shall draw and use the loan within the term and for the purposes specified in this contract. The loan shall not be used for investment in financial assets, equity, or similar instruments; shall not flow into the securities market or futures market in any form; shall not be used for real estate development, real estate purchase, or any fields or purposes prohibited or restricted by relevant national laws, regulations, or regulatory provisions; and shall not be used personally by the legal representative, their close relatives, or other related persons. If the loan is used for daily working capital turnover, the borrowed funds shall not be used for shareholder dividends, bonus distributions, fine payments, or fixed asset investment (except where the loan amount is less than five hundred thousand renminbi).

7.2 The borrower shall repay the loan principal, interest, and other amounts payable in accordance with the terms of this contract.

7.3 The borrower shall accept and actively cooperate with the lender in conducting inspections and supervision over the management of loan disbursement and the use of borrowed funds, including through account analysis, document inspection, and on-site investigation, and shall periodically report on the use of borrowed funds as required by the lender.

7.4 The borrower shall accept the lender’s credit inspections, and shall promptly provide true, accurate, and complete financial materials and other information reflecting the borrower’s debt repayment capacity as required by the lender, including all bank accounts, account numbers, and deposit balances, and shall actively assist and cooperate with the lender in investigating, understanding, and supervising the borrower’s production, business operations, and financial condition.

7.5 If any loan principal, interest, or other amounts payable under this contract are due (including those declared immediately due) and remain unpaid, the borrower shall not distribute dividends or bonuses in any form.

7.6 The borrower shall obtain the lender’s prior written consent before undertaking any merger, division, capital reduction, equity change, equity pledge, admission of new partner, withdrawal of partner, material asset or creditor’s right transfer, provision of external guarantees, material external investment, substantial increase in debt financing, or any other action that may adversely affect the lender’s rights and interests. The borrower undertakes to periodically report its external guarantee status to the lender as required, and undertakes that the information provided to the lender and the amounts of external guarantees are complete, true, and accurate.

7.7 The borrower shall promptly notify the lender upon the occurrence of any of the following events:

(1) Changes to the borrower’s name, corporate seal, articles of association, registered address, legal representative or responsible person, or contact address;

(2) Business suspension, dissolution, liquidation, suspension of operations for rectification, revocation of business license, cancellation, or filing (or being filed) for bankruptcy;

(3) Involvement or potential involvement in material economic disputes, litigation, or arbitration, or the seizure, attachment, or compulsory enforcement of assets, or investigation and punishment by judicial, tax, industrial and commercial, or other competent authorities in accordance with the law;

(4) Expropriation, requisition, destruction, or loss of project assets;

(5) Shareholders, directors, current senior management personnel, or shareholders and contributors being involved in material cases or economic disputes;

(6) Any other material adverse events affecting the borrower’s debt repayment capacity.

7.8 The borrower shall promptly, comprehensively, and accurately disclose related party relationships and related party transactions to the lender.

7.9 The borrower shall promptly acknowledge receipt of all notices sent by the lender by mail or other means.

7.10 The borrower shall not dispose of its own assets in a manner that reduces its debt repayment capacity (the term “dispose” as used herein includes, but is not limited to, transferring assets, creating security interests over assets, placing assets in trust, or implementing asset securitization); and any guarantee provided to a third party shall not impair the lender’s rights and interests.

7.11 The repayment priority of the borrower’s debts under this contract shall be senior to the borrower’s debts to its shareholders, legal representative or responsible person, partners, principal contributors, or key management personnel, and shall rank at least pari passu with similar debts owed by the borrower to its other creditors.

7.12 The borrower has acknowledged and fully understands all transaction rules of the electronic banking systems, including the Industrial and Commercial Bank of China online banking system, related to this contract. The borrower shall properly safeguard its customer certificate and password. Any operation conducted using the borrower’s customer number (card number), password, or customer certificate shall be deemed to have been performed by the borrower itself, and the electronic information records generated therefrom shall serve as evidence and documentation for the loan relationship under this contract.

7.13 If the borrower’s repayment funds (including, but not limited to, proceeds obtained by the lender through deduction or disposal of collateral) are insufficient to repay all of the borrower’s debts to the lender under this contract and other contracts, the lender has the right to determine the order of application.

7.14 The borrower shall strengthen environmental, social, and governance risk management and shall accept the lender’s supervision and inspection in this regard. If required by the lender, the borrower shall submit an environmental, social, and governance risk report to the lender.

Article 8: Lender’s Undertakings

8.1 The lender shall disburse the loan to the borrower in accordance with the terms of this contract.

8.2 The lender shall keep confidential any non-public information and data provided by the borrower regarding its financial and production operations, except as otherwise provided by laws and regulations or agreed otherwise in this contract.

8.3 The lender shall not charge the borrower any commitment fees, fund management fees, financial advisory fees, consulting fees, corporate account overdraft commitment fees, credit reference fees, or any other fees that regulatory authorities expressly require commercial banks not to charge for loans to small and micro enterprises.

8.4 The lender shall not compel the borrower to purchase wealth management products, insurance, funds, or other asset management products, and shall not engage in any form of tied lending.

8.5 If the lender violates the commitment clauses set forth in sections 8.1 through 8.4, the borrower may file a complaint by calling the customer service hotline at [REDACTED] or through other means.

Article 9: Default

9.1 The occurrence of any of the following circumstances constitutes a default by the borrower:

(1) The borrower fails to repay the principal, interest, or other amounts payable under this contract as agreed, or fails to perform any other obligation under this contract, or breaches any representation, warranty, or commitment made under this contract.

(2) The security under this contract undergoes a change that is detrimental to the lender’s creditor rights, or the guarantor breaches the terms of the guarantee contract, and the borrower fails to provide alternative security acceptable to the lender.

(3) Any other debt of the borrower is not repaid when due (including when declared immediately due), or the borrower fails to perform or breaches obligations under other agreements, which has or may affect the performance of its obligations under this contract.

(4) The borrower’s financial indicators, such as profitability, solvency, operational capacity, and cash flow, breach the agreed standards, or deteriorate, which has or may affect the performance of its obligations under this contract.

(5) The borrower experiences significant adverse changes in its production, operations, or external investments, which have or may affect the performance of its obligations under this contract (for example, any of the following circumstances: illegal operations, continuous suspension of production for more than three months during the loan term, or cumulative suspension of production reaching three times during the loan term).

(6) The borrower or its shareholders, legal representative or responsible person, partners, key individual investors, or key management personnel are involved or may become involved in major economic disputes, litigation, arbitration, or have assets seized, attached, or enforced, or are subject to investigation or punitive measures by judicial or administrative authorities in accordance with the law, or are exposed by the media for violating relevant national regulations or policies, which has or may affect the performance of its obligations under this contract.

(7) The borrower undergoes equity changes or changes in controlling relationships, partnership relationships, or joint venture relationships, or there are abnormal changes, disappearance, or investigation by judicial authorities or restriction of personal freedom of partners, key individual investors, or key management personnel, which has or may affect the performance of its obligations under this contract.

(8) The borrower uses false contracts with related parties or transactions without actual business background to obtain lender funds or credit, or intentionally evades the lender’s creditor rights through related-party transactions.

(9) The borrower has or may become dormant, dissolved, liquidated, suspended for rectification, have its business license revoked, be revoked, or apply for (or be subject to) bankruptcy.

(10) The borrower causes liability accidents or significant environmental, social, and governance risk events due to violations of laws, regulations, regulatory requirements, or industry standards related to food safety, production safety, environmental protection, and other environmental, social, and governance risk management, which has or may affect the performance of its obligations under this contract.

(11) The borrower’s legal representative or responsible person, partners, key individual investors, or key management personnel are involved in illegal activities such as organized crime, drug use, gambling, or smuggling.

(12) The borrower has tax arrears, fee arrears, or frequent delays in paying employee wages.

(13) The borrower’s legal representative or responsible person, partners, key individual investors, or key management personnel have defaults on personal loans or credit cards.

(14) The use of loan funds is abnormal or evades entrusted payment.

(15) Other circumstances that may adversely affect the realization of the lender’s creditor rights under this contract.

9.2 If the borrower defaults, the lender is entitled to take one or more of the following measures:

(1) Require the borrower to rectify the default within a specified period.

(2) Adjust the payment method of the loan.

(3) Reduce the credit limit granted to the borrower.

(4) Adjust the interest rates on loans that have been disbursed and/or are yet to be disbursed.

(5) Cease disbursing loans and other financing amounts to the borrower under this contract and other contracts between the lender and the borrower, and cancel, in whole or in part, the borrower’s undrawn loans and other financing amounts.

(6) Declare all outstanding loans and other financing amounts under this contract and other contracts between the lender and the borrower immediately due, and immediately recover the outstanding amounts.

(7) Require the borrower to compensate for losses incurred by the lender due to the default, including but not limited to legal fees, auction fees, and other expenses incurred by the lender in realizing the creditor rights under this agreement.

(8) Other measures as required by laws and regulations, stipulated in this contract, or deemed necessary by the lender.

9.3 If the borrower fails to repay the loan when due (including when declared immediately due), the lender is entitled to charge default interest from the date of default at the default interest rate agreed upon in this contract. For interest (including default interest and compound interest) not paid on time by the borrower, compound interest shall be charged at the default interest rate. The interest settlement rules for default interest and compound interest shall follow the interest settlement rules agreed upon in this contract.

9.4 If the borrower uses the loan for purposes not agreed upon in this contract, the lender is entitled to charge default interest on the misappropriated portion from the date of misappropriation at the default interest rate for misappropriated loans. For interest (including default interest and compound interest) not paid on time during the period of misappropriation, compound interest shall be charged at the default interest rate for misappropriated loans. The interest settlement rules for default interest and compound interest shall follow the interest settlement rules agreed upon in this contract.

9.5 If the borrower simultaneously falls under the circumstances described in sections 9.3 and 9.4 above, the default interest rate shall be determined by the higher of the two, and the two shall not be applied concurrently.

9.6 If the borrower fails to repay the loan principal, interest (including default interest and compound interest), or other amounts payable on time, the lender is entitled to publish a public notice demanding repayment through the media.

9.7 If the control or controlled relationship between the borrower’s related party and the borrower changes, or if the borrower’s related party experiences any of the circumstances described in section 9.1 other than items (1) and (2), which has or may affect the borrower’s performance of its obligations under this contract, the lender is entitled to take the measures stipulated in this contract.

Article 10: Automatic Cancellation of the Lender’s Loan Commitment

10.1 If the borrower’s creditworthiness deteriorates, the lender may automatically cancel all commitments for undrawn loans to the borrower without prior notice.

10.2 The occurrence of any of the circumstances described in sections 9.1 and 9.7 of Part Two of this contract constitutes a deterioration of the borrower’s creditworthiness.

Article 11: Deduction

11.1 If the borrower fails to repay any matured debt (including debt declared immediately due) under this contract as agreed, the borrower agrees that the lender may deduct corresponding amounts from all domestic and foreign currency accounts maintained by the borrower with Industrial and Commercial Bank of China to satisfy such debt until all obligations of the borrower under this contract are fully discharged. If the deducted amounts are insufficient to satisfy all of the borrower’s obligations to the lender under this contract or any other contract, the lender shall have the right to determine the order of application.

11.2 If the currency of the deducted amount differs from the currency of this contract, the conversion shall be made at the exchange rate applicable to the lender on the date of deduction. Any interest and other expenses incurred between the date of deduction and the date of discharge (being the date on which the lender converts the deducted amount into the contract currency in accordance with the state’s foreign exchange control policies and actually discharges the obligations under this contract), as well as any difference arising from exchange rate fluctuations during such period, shall be borne by the borrower.

Article 12: Assignment of Rights and Obligations

12.1 The lender shall have the right to assign all or part of its rights under this contract to a third party, and such assignment by the lender shall not require the consent of the borrower. Without the prior written consent of the lender, the borrower shall not assign any of its rights or obligations under this contract.

12.2 The lender or Industrial and Commercial Bank of China Limited (ICBC) may, based on operational and management needs, authorize or entrust any other branch of ICBC to perform the rights and obligations under this contract, or transfer the loan receivables under this contract to any other branch of ICBC for assumption and management. The borrower hereby acknowledges and agrees to such actions, and no further consent from the borrower shall be required for the foregoing actions by the lender. Any other branch of ICBC that assumes the rights and obligations of the lender shall have the right to exercise all rights under this contract, and shall have the right to initiate litigation, apply for arbitration, or apply for enforcement in its own name with respect to any dispute arising under this contract.

Article 13: Effectiveness, Amendment, and Termination

13.1 This contract shall become effective upon being affixed with the official seal or contract seal of both the borrower and the lender, and shall terminate upon the full performance of all obligations of the borrower under this contract.

13.2 Any amendment to this contract shall be agreed upon by the parties through consultation and made in writing. Any amended terms or agreements shall form an integral part of this contract and shall have the same legal effect as this contract. Except for the amended parts, the remaining provisions of this contract shall remain valid, and the original terms shall remain effective until the amended parts take effect.

13.3 The amendment or termination of this contract shall not affect the right of any party to claim damages. The termination of this contract shall not affect the validity of any dispute resolution clause contained herein.

Article 14: Governing Law and Dispute Resolution

The formation, validity, interpretation, performance, and resolution of disputes under this contract shall be governed by the laws of the People’s Republic of China. Any dispute or controversy arising from or in connection with this contract shall first be resolved through negotiation between the lender and the borrower. If negotiation fails or no agreement can be reached, the dispute shall be resolved in accordance with the method agreed upon in this contract.

Article 15: Confirmation of Service Address for Litigation/Arbitration Documents

15.1 The borrower confirms that the address recorded on the first page of this contract shall serve as the service address for litigation/arbitration documents relating to disputes under this contract. The borrower agrees that judicial authorities (including but not limited to people’s courts) or arbitration institutions may use the fax number, mobile phone number, email address, and other electronic contact methods recorded on the first page of this contract for electronic service of various legal documents. Such legal documents include but are not limited to notices of case acceptance, notices of fee payment, notices of response, notices of evidence submission, notices of litigation rights and obligations, summonses, notices of court session, adjudicatory documents (including judgments, rulings, mediation statements, etc.), notices of performance within a specified period, and evidentiary materials.

15.2 The borrower agrees that judicial authorities or arbitration institutions may use one or more of the above service methods to serve legal documents on the borrower. If multiple service methods are used, the time of service shall be determined by the earliest method of service among them. Service shall be deemed effectively completed when the served information reaches the system of the relevant service address. In the event of non-receipt, refusal to accept, or return of the documents, the date of return by mail shall be deemed the date of service. For electronic service, the date on which the corresponding system of the court or arbitration institution indicates successful transmission shall be deemed the date of service.

15.3 The above service provisions shall apply to all stages of arbitration, litigation, and other judicial proceedings, including but not limited to first instance, second instance, retrial, enforcement, and summary proceedings.

15.4 The borrower shall ensure the truthfulness and validity of all information recorded in this contract, including the address, contact person, fax number, mobile phone number, and email address. If any such information changes, the borrower shall promptly notify the lender in writing. If the electronic service address changes during litigation or arbitration proceedings, the relevant party shall notify the counterparty and the accepting court or arbitration institution in writing of the new electronic service address at least three business days in advance. Otherwise, service (including electronic service) made to the original address shall remain valid, and the borrower shall bear all legal consequences arising therefrom.

15.5 The provisions of this article are special terms expressly agreed upon by all parties to this contract and shall have independent effect separate from other provisions of this contract. Regardless of whether any other provision of this contract is deemed invalid or revoked by a judicial authority, arbitration institution, or other competent authority for any reason, the provisions of this article shall remain valid.

Article 16: Entire Contract

Part I (Basic Agreement) and Part II (Specific Terms) of this contract together constitute a complete Small Enterprise Loan Contract. Words and expressions used in both parts shall have the same meanings. The borrower’s loan under this contract is subject to the joint binding effect of both parts.

Article 17: Notices

17.1 All notices between the lender and the borrower under this contract shall be given in writing. Unless otherwise agreed, the parties designate the addresses set forth in this contract as their addresses for correspondence and contact. If either party’s address or other contact information changes, that party shall promptly notify the other party in writing.

17.2 If either party refuses to accept a notice or if service cannot be effected for any other reason, the notifying party may effect service by notarization or public announcement.

Article 18: Special Provisions on Value-Added Tax

18.1 All interest and fees payable by the borrower to the lender under this contract are inclusive of tax.

18.2 If the borrower requests the lender to issue a value-added tax (vat) invoice, the borrower shall first register its information with the lender, including the borrower’s full name, taxpayer identification number or unified social credit code, address, telephone number, opening bank, and account number. The borrower shall ensure that the relevant information provided to the lender is true, accurate, and complete, and shall provide supporting documents as required by the lender. Specific requirements shall be published by the lender through branch notifications or website announcements.

18.3 If the borrower collects the vat invoice in person, it shall provide the lender with a power of attorney bearing its seal, designating the recipient and specifying the recipient’s identification number and other relevant information. The designated recipient shall collect the vat invoice by presenting the original identification document. If the designated recipient changes, the borrower shall issue a new power of attorney bearing its seal to the lender. If the borrower chooses to receive the vat invoice by mail, it shall also provide accurate and deliverable mailing information. If the mailing information changes, the borrower shall promptly notify the lender in writing.

18.4 If the lender is unable to issue a VAT invoice in a timely manner due to force majeure events such as natural disasters, government actions, or exceptional social incidents, or due to reasons attributable to tax authorities, the lender shall have the right to delay the issuance of the invoice and shall not bear any liability.

18.5 If, after the VAT invoice is collected by the borrower or delivered by the lender to a third-party courier, the invoice is lost or damaged for reasons not attributable to the lender, resulting in the borrower’s failure to receive the corresponding copy of the VAT invoice, the lender shall not be liable for compensating the borrower for any related economic losses.

18.6 In the event of a sales return, suspension of taxable services, incorrect invoice issuance, or sales discount, the borrower shall return the original invoice to the lender or provide valid supporting documents to enable the lender to process the invoice cancellation or issue a credit note. If a VAT credit note is required and, under applicable laws, regulations, and policy documents, the borrower is required to submit to the tax authority the information form for issuing a VAT credit note, the borrower shall submit such form to the tax authority. After the tax authority reviews and notifies the lender, the lender shall issue the VAT credit note.

18.7 During the term of this contract, if the national tax rate is adjusted, the lender shall have the right to adjust the price stipulated in this contract in accordance with the change in the national tax rate.

Article 19 Miscellaneous

19.1 The lender’s failure to exercise, partial exercise, or delayed exercise of any right under this contract shall not constitute a waiver or modification of such right or any other right, nor shall it affect the lender’s further exercise of such right or any other right.

19.2 The invalidity or unenforceability of any provision of this contract shall not affect the validity or enforceability of the other provisions, nor shall it affect the validity of the entire contract.

19.3 The lender shall have the right, in accordance with applicable laws, regulations, or requirements of financial regulatory authorities, to provide information related to this contract and other relevant information of the borrower to the credit reference system of the People’s Bank of China and other legally established credit information databases, for inquiry and use by qualified institutions or individuals. The lender shall also have the right, for the purpose of entering into and performing this contract, to inquire about the borrower’s relevant information through the credit reference system of the People’s Bank of China and other legally established credit information databases.

19.4 The terms “related party,” “related party relationship,” “related party transaction,” “principal individual investor,” and “key management personnel” as used in this contract shall have the same meanings as those terms in the accounting standards for business enterprises no. 36 - disclosure of related parties (cai kuai [2006] no. 3) issued by the ministry of finance and any subsequent amendments thereto.

19.5 The term “environmental, social, and governance risk” as used in this contract refers to the potential harm to the environment and society and the risks arising from deficiencies in corporate governance and inadequate management by the borrower, its main contractors, suppliers, and other significant related parties during construction, production, and business operations, including environmental and social issues related to energy consumption, pollution, land, health, safety, resettlement, ecological protection, and climate change.

19.6 The documents and vouchers relating to the loan under this contract that are created and retained by the lender in accordance with its business rules shall constitute valid evidence of the creditor-debtor relationship between the lender and the borrower and shall be binding on the borrower.

19.7 In this contract, (1) any reference to this contract shall include any amendments or supplements thereto; (2) the headings of clauses are for reference only and shall not constitute any interpretation of this contract or limit the content or scope of the provisions under such headings.

Both parties confirm that the lender and the borrower have fully negotiated all terms of this contract. The lender has drawn the borrower’s special attention to all terms concerning the rights and obligations of both parties, has ensured that the borrower fully and accurately understands them, and has, at the borrower’s request, explained and clarified the relevant terms. The borrower has carefully read and fully understood all contract terms (including part i “basic terms” and part ii “specific terms”). The lender and the borrower have a complete and consistent understanding of each term of this contract and have no objection to the content of the contract.

(this page is the signing page and contains no text)

Lender (seal): industrial and commercial bank of china co., ltd. shanghai minhang sub-branch

Contract signing date: march 26, 2025

Borrower (seal): wipo (shanghai) new energy technology co., ltd.

Contract signing date: march 26, 2025

I, as the legal representative / authorized representative of the borrower, hereby confirm that the borrower borrows from the lender in accordance with the terms of this contract, that the seal affixed to this contract is true and valid, and that all procedures required for the borrowing have been completed. Liu Yuejin, legal representative / authorized representative of the borrower (signature or seal):

Contract number: 14251001032501

Account supervision agreement

Party A: Industrial and Commercial Bank of China Co., Ltd. Shanghai Minhang Sub-branch

Party B: WIPO (Shanghai) New Energy Technology Co., Ltd.

In order to secure the realization of the claims under the small enterprise loan contract / agreement numbered 141251001032 (hereinafter referred to as the “master contract”) entered into between Party A and WIPO (Shanghai) New Energy Technology Co., Ltd. (hereinafter referred to as the “debtor”; if the master contract is signed by Party A and Party B, the debtor shall be Party B), Party B voluntarily provides the lender with repayment security in the form of the revenues listed in this agreement. Party A and Party B, through equal negotiation, have entered into this account supervision agreement.

Article 1 Scope of Supervision and Supervised Account

1.1 Party B selects the following item 7 (1/2/3/4/5/6/7, multiple choices allowed) as the security for the realization of Party A’s claims under the master contract, and such items shall be supervised by Party A:

(1) mobile communication fee income

(2) water supply/electricity supply/gas supply fee income

(3) cable television fee income

(4) heating fee income

(5) housing mortgage loan, down payment, and other sales proceeds

(6) fiscal revenue: /

(7) other income: sales revenue

1.2 Party B opens the following account with Party A or its subordinate branches as the supervision account:

account holder: WIPO (Shanghai) New Energy Technology Co. Ltd.

account number: 1001100419100166483

opening bank: Industrial and Commercial Bank of China Limited, Shanghai Minhang Sub-branch

Article 2 Supervision Period

The supervision period of Party A shall commence on March 26, 2025 and continue until the date when all debts of the debtor under the master contract are fully repaid.

Article 3 Supervision Method

Party B undertakes to accept Party A’s account supervision over its income in the following manner as specified in item 1 (1/2):

(1) deposit all income subject to Party A’s supervision as described in Article 1.1 into the supervision account, and undertake to specify in the contracts or fee collection documents entered into with relevant third parties that all such amounts shall be directly remitted into this account. If Party A deems it necessary, Party B shall provide written undertakings from the relevant third parties guaranteeing that the amounts payable will be remitted into the supervision account.

(2) deposit /% of the income described in Article 1.1 into the supervision account, and, upon Party A’s request, provide written undertakings from the relevant third parties guaranteeing that the amounts payable will be remitted into the supervision account.

Article 4 Routine Account Supervision

4.1 From the date party B begins to collect the income described in Article 1.1, party B authorizes party A to conduct routine supervision over the account, including but not limited to understanding and recording the inflow and outflow of funds in the supervision account, and restricting the use of funds in the account in accordance with this agreement.

4.2 Party B ensures that the quarterly (monthly/quarterly) inflow of funds into the supervision account is not less than 5 million yuan. If the inflow of funds is in foreign currency, it shall be converted into renminbi at the prevailing exchange rate on the same day.

4.3 If the amount of a single withdrawal from the supervision account by party B exceeds 5 million yuan, party A’s written consent must be obtained.

4.4 If the inflow of funds falls below the amount specified in Article 4.2, party A has the right to decide to take one or more of the following measures:

(1) from the following quarter (month/quarter), reduce the single withdrawal amount specified in Article 4.3 to 4 million yuan until the inflow of funds recovers to the amount specified in Article 4.2;

(2) if party B is also the debtor, suspend the disbursement of any undrawn loans to party B or demand that party B repay all or part of the drawn loans in advance.

Article 5 Special Account Supervision

5.1 Party B authorizes party A to conduct special supervision over the supervision account, including but not limited to authorizing party A to freeze and deduct funds from the supervision account upon the occurrence of the circumstances specified in this agreement.

5.2 If party B violates any provision of this contract regarding income collection and routine account management, or if the debtor commits a default under the master contract, party A has the right to freeze the funds in the supervision account, and party B shall not withdraw any funds from the supervision account until the default is remedied and acknowledged by party A.

5.3 If the debtor fails to deposit the principal, interest, and other amounts payable under the master contract into the designated account by the repayment date or interest payment date as agreed in the master contract, party A has the right to freeze the funds in the supervision account and, when the debtor fails to perform or fully perform the relevant obligations at maturity, deduct from the supervision account the principal, interest, and other amounts payable by the debtor.

5.4 The scope of amounts directly deducted by party A from the supervision account pursuant to Article 5.3 includes but is not limited to: all principal, interest, penalty interest, compound interest, liquidated damages, compensation, costs of realizing the claims under the master contract, and all other expenses payable by the debtor, until all such amounts are fully repaid.

Article 6 Rights and Obligations of the Parties

6.1 Without Party A’s prior written consent, Party B shall not enter into any account supervision agreement with any third party other than Party A regarding the income specified in Article 1.1, except where this agreement adopts the account supervision method specified in Article 3, item (2).

6.2 Party A has the right to require Party B to assist in preventing the supervision account and the funds therein from being or potentially being infringed upon by any third party. Party B is obligated to notify and assist Party A in preventing such infringement.

6.3 Party A’s failure to exercise, partial exercise, or delay in exercising any right under this agreement shall not constitute a waiver or modification of such right or any other right, nor shall it affect Party A’s further exercise of such right or any other right.

6.4 If Party A’s claims under the master contract are fully repaid, Party A shall promptly release the routine supervision and special supervision over the supervision account.

6.5 Party B shall promptly notify Party A in writing upon the occurrence of any of the following circumstances:

(1) changes in the scope of fee collection authority, fee rates, or fee collection period;

(2) changes in the operating mechanism, including but not limited to merger, division, shareholding reform, or joint ventures or cooperation with foreign investors;

(3) changes in the business scope, registered capital or capital contribution, or equity structure;

(4) involvement in or potential involvement in material economic disputes, litigation, or arbitration, or the enforcement or freezing of funds in the supervision account by law;

(5) bankruptcy, suspension of operations, dissolution, being ordered to suspend operations for rectification, revocation of business license, or cancellation of industrial and commercial registration;

(6) changes in the company name, articles of association, business address, telephone number, legal representative, or responsible person.

In the case of circumstances (2) or (3) above, Party B shall notify Party A in writing within 10 days after the relevant resolution is made. In the case of circumstances (1), (4), (5), or (6) above, Party B shall immediately notify Party A in writing.

6.6 If Party A and the debtor agree to amend the master contract, except for loan extensions and increases in the loan amount, Party B’s consent is not required, and Party B shall continue to comply with all provisions of this agreement. If Party B is the debtor, any amendment to the master contract shall not affect Party B’s performance of its obligations under this agreement.

Article 7 Default

7.1 After this agreement takes effect, if either party fails to perform or fully perform any obligation under this agreement, or breaches any representation, warranty, or undertaking made under this agreement, such party shall constitute a default. If such default causes losses to the other party, the defaulting party shall compensate for such losses.

7.2 Any party to this agreement that falls under any of the following circumstances shall bear the additional costs and losses arising therefrom:

(1) Failing to make a relevant notification as agreed in this agreement, or the content of the notification is inconsistent with the facts.

(2) Refusing to receive a notification made by the other party in accordance with this agreement during normal working hours.

7.3 If this agreement is rendered invalid due to reasons attributable to party b, party b shall compensate party a for all losses within the scope specified in article 5.4.

7.4 Except as otherwise provided in this agreement, if either party breaches the agreement, the other party is entitled to take other measures prescribed by relevant laws and regulations.

Article 8 Effectiveness, amendment and termination

8.1 This agreement shall take effect from the date when party a and party b affix their official seals or contract special seals, and shall remain effective until the expiration of the supervision period and the completion of all obligations of party b under this agreement.

8.2 Any amendment to this agreement shall be agreed upon by all parties through consultation and made in writing. The amended terms or agreement shall form part of this agreement and have the same legal effect as this agreement. Except for the amended part, the remaining terms of this contract shall remain valid. Before the amended part takes effect, the original terms shall remain effective.

8.3 The invalidity or unenforceability of any term of this agreement shall not affect the validity and enforceability of other terms, nor shall it affect the validity of the entire agreement.

8.4 The amendment or termination of this agreement shall not affect the rights of the contracting parties to claim compensation for losses. The termination of this agreement shall not affect the validity of the dispute resolution clauses contained in this agreement.

Article 9 Dispute resolution

The formation, validity, interpretation, performance, and resolution of disputes under this agreement shall be governed by the laws of the people’s republic of china. Any disputes or controversies arising from or in connection with this agreement during its performance shall be settled through negotiation between the parties. If negotiation fails, the dispute shall be resolved by the following method 2 (select 1 or 2):

(1) Submit the dispute to the arbitration commission for arbitration in accordance with its effective arbitration rules at the time of filing the arbitration application, with the arbitration to be conducted in (arbitration location). The arbitration award shall be final and binding on both parties.

(2) Resolve the dispute through litigation in the court where party a is located.

Article 10 Other matters agreed by the parties

10.1 The quarterly minimum capital inflow into the supervised account of party b shall not be less than one time the amount of the credit loan granted. If the capital inflow does not meet the agreed requirements, party a has the right to recover the loan in advance and dispose of the credit enhancement measures (if any).

Article 11 Supplementary provisions

11.1 This agreement is executed in duplicate, with party a and party b each holding one copy, all of which have the same legal effect.

11.2 The appendices to this agreement are an integral part of this agreement and have the same legal effect as this agreement. The appendices to this agreement include:

Appendix i:

Appendix ii:

Party A: industrial and commercial bank of china limited, shanghai minhang sub-branch

(seal)

Date: march 26, 2025

Party B: WIPO (Shanghai) New Energy Technology Co. Ltd

(seal)

Date: year month day

Contract number: 0100100044-2025 minhang (guarantee) character no. 0255

Maximum amount guarantee contract

Important notice: this contract is lawfully concluded by the parties on the basis of equality and voluntariness through negotiation. All contract terms represent the true intentions of both parties. To protect the legitimate rights and interests of the guarantor, the creditor specifically reminds the guarantor to pay full attention to the content in bold typeface within the contract terms.

Creditor: industrial and commercial bank of china limited, shanghai minhang sub-branch (hereinafter referred to as “party a”)

Responsible person: xia jianguo

Business address: no. 118 and 188, fudu road, minhang district, shanghai

Telephone and fax: 64889900

Guarantor: liu yuejin (hereinafter referred to as “party b”)

Legal representative:

Business address or domicile: room 901, no. 295, lane 1588, zhuguang road, xujing town, qingpu district, shanghai

Postal code: 201702 fax: / telephone: [REDACTED]

Email: / contact person: liu yuejin mobile number: [REDACTED]

[party b must accurately and completely fill in the above information to ensure the timely delivery of subsequent relevant notices and legal documents]

To secure the realization of party a’s creditor’s rights, party b voluntarily provides guarantee (counter-guarantee) to party a. To clarify the rights and obligations of both parties, in accordance with relevant laws and regulations, party a and party b, through equal negotiation, hereby conclude this contract.

Article 1 guaranteed principal claim

1.1 The principal claim guaranteed by party b is the claim against the debtor held by party a under the domestic and foreign currency loan contracts, foreign currency on-lending contracts, bank acceptance agreements, letter of credit issuance agreements/contracts, guarantee issuance agreements, international and domestic trade finance agreements, forward foreign exchange settlement and sale agreements and other financial derivative product agreements, precious metals (including gold, silver, platinum and other precious metal varieties, the same below) lease contracts, and other documents (hereinafter referred to as the “master contracts”) entered into with WIPO (Shanghai) New Energy Technology Co., Ltd. (hereinafter referred to as the “debtor”), within the maximum balance of RMB 6,000,000.00 (in words: six million yuan only) (in case of inconsistency between the amount in figures and the amount in words, the amount in words shall prevail), during the period from March 26, 2025 to March 25, 2035 (including the start date and the end date of such period), regardless of whether such claim has matured at the expiration of the said period.

1.2 The maximum balance referred to in the preceding clause means the sum of the principal balances of the claim expressed in RMB on the date when the principal claim guaranteed by party b is determined.

Where the currency of the principal claim is a foreign currency, it shall be converted into RMB funds at the foreign exchange central parity rate published by party a; where precious metal leasing is involved, it shall be converted into RMB funds according to the conversion formula for converting the principal of the precious metal lease claim as agreed in the precious metal lease contract (if the conversion method agreed in the precious metal lease contract is not applicable on the date the principal claim is determined, for the purpose of this clause, the principal of the precious metal lease claim shall be converted into RMB funds at the closing price of the corresponding precious metal variety on the trading day immediately preceding the date of determination of the principal claim on the Shanghai Gold Exchange).

Article 2 Method of Guarantee

2.1 The method of guarantee undertaken by party b is joint and several liability guarantee.

2.2 Special provisions on phased joint and several liability guarantee (optional clause, this clause is not applicable (applicable/not applicable))

The borrower undertakes that, within [/] days after receiving a notice from the lender requiring it to assume the suretyship liability, it shall assume the suretyship liability under this contract in accordance with the provisions of this contract and the requirements of such notice. The suretyship liability for the debtor’s obligations that become due after the satisfaction of whichever of the following conditions/ (item (1) or (2)) is selected shall be discharged.

(1) The collateral (referring to real estate or equipment, etc.) listed in the appendix, “List of Collateral,” to the “Maximum Mortgage Contract” under the master contract has completed the mortgage registration procedures with the lender as the first-ranking mortgagee, or the debtor has provided other legally valid and sufficient collateral (mortgage or pledge) acceptable to the lender, and the lender has verified and accepted the supporting documents containing the aforesaid formal mortgage or pledge registration information.

(2) The assets invested with the loan under the master contract (referring to real estate or equipment, etc.) have obtained the relevant title certificates, such as the real estate title certificate, and have completed the mortgage registration procedures with the lender using the aforesaid assets, or the debtor has provided other legally valid and sufficient collateral (mortgage or pledge) acceptable to the lender, and the lender has verified and accepted the certificate of other rights, the original mortgage registration supporting documents, and other title certificates for the mortgaged property.

Article 3: Scope of Guarantee

Where the principal claim guaranteed under this contract falls within the scope of articles 1.1 and 1.2, the scope of the borrower’s guarantee includes the principal of the principal claim (including the principal of the precious metal leasing claim and the renminbi amount converted therefrom in accordance with the precious metal leasing contract), interest, precious metal leasing fees and personalized service fees, compound interest, penalty interest, liquidated damages, damages for loss, precious metal leasing weight difference fees, exchange rate losses (losses arising from exchange rate fluctuations), losses arising from changes in precious metal prices, transaction fees and other expenses incurred by the lender under the master contract in exercising its corresponding rights, and expenses for realizing the claim (including but not limited to court costs, attorney fees, etc.).

Article 4: Guarantee Period

Article 4.1: If the master contract is a loan contract or a precious metal leasing contract, the guarantee period under this contract shall be three years commencing from the day following the expiry of the loan term or precious metal leasing term under the master contract. If the lender declares the loan or precious metal leasing prematurely due under the master contract, the guarantee period shall be three years commencing from the day following the date of such premature maturity.

Article 4.2: If the master contract is a bank acceptance agreement, the guarantee period shall be three years commencing from the day following the lender’s external payment.

Article 4.3: If the master contract is a guarantee issuance agreement, the guarantee period shall be three years commencing from the day following the lender’s performance of its guarantee obligation.

Article 4.4: If the master contract is a letter of credit issuance agreement or contract, the guarantee period shall be three years commencing from the day following the lender’s payment under the letter of credit.

Article 4.5: If the master contract is another financing document, the guarantee period shall be three years commencing from the day following the maturity or premature maturity of the claim determined under the master contract.

Article 5: Borrower’s Representations and Warranties

The borrower makes the following representations and warranties to the lender:

Article 5.1: It is legally qualified as a guarantor, and providing the guarantee to the lender has obtained all necessary authorizations or approvals in accordance with the procedures and authority stipulated in its articles of association, and does not violate laws, regulations, or other relevant provisions.

Article 5.2: If it is a listed company or a controlling subsidiary of a listed company, it undertakes to fulfill its information disclosure obligations regarding this guarantee matter in a timely manner in accordance with the requirements of the Securities Law, the Stock Listing Rules of the Stock Exchange, and other laws, regulations, and rules.

Article 5.3: It has sufficient capacity to assume the suretyship liability, and such liability shall not be reduced or discharged due to any instructions, changes in its financial condition, or any agreement entered into with any third party.

Article 5.4: It is fully aware of the purpose of the debt under the master contract, provides the guarantee to the debtor entirely voluntarily, and its expression of intent under this contract is completely genuine. For international or domestic trade finance, the borrower acknowledges that the underlying transaction on which the finance is based is genuine and free from fraud.

Article 5.5: All materials or information provided to the lender are true, accurate, and complete in all respects, and contain no false records, material omissions, or misleading statements.

Article 5.6: If the principal claim guaranteed under this contract is international trade finance provided by the lender to the debtor, the borrower accepts and acknowledges the relevant international practices applicable to the relevant business.

Article 5.7: If the borrower is a natural person, it additionally represents and warrants as follows:

A. It has full capacity for civil rights and full capacity for civil conduct.

B. It has lawful sources of income and sufficient capacity for repayment on behalf of the debtor.

C. It has no history of maliciously defaulting on bank loan principal or interest, maliciously overdrawing credit cards, or similar conduct.

D. It has no bad habits such as gambling or drug use, nor any criminal record.

E. It has obtained the consent of its spouse for providing the guarantee to the lender.

Article 6: Borrower’s Undertakings

The borrower makes the following undertakings to the lender:

Article 6.1: Upon the occurrence of any of the following events, it shall unconditionally perform its suretyship liability under this contract in accordance with the lender’s notice requirements:

A. The principal claim has matured (including premature maturity) and the debtor has failed to repay it.

B. The borrower or the debtor has been subject to bankruptcy or winding-up, dissolution, liquidation, suspension of operations for rectification, revocation of business license, or cancellation.

C. The borrower’s principal assets have been sealed up, seized, or frozen.

D. The borrower, as a debtor or guarantor, has defaulted under other debts.

Article 6.2: The borrower acknowledges that the loan extended by the lender to the principal debtor under the master contract may be used to repay the borrower’s existing financing (i.e., may be used for refinancing), and the borrower agrees to continue providing the guarantee regardless of whether such existing financing occurred within the period for determining the maximum guaranteed claim.

Article 6.3: If the lender’s principal claim is secured by security in property, regardless of whether such security in property is provided by the debtor or a third party, the lender has the right to require the borrower to assume the suretyship liability first, and the borrower undertakes not to raise any defense on this ground. If the lender waives, alters, or loses other security interests, the borrower undertakes to continue providing a joint and several suretyship guarantee to the lender in accordance with the terms of this contract, and the borrower’s suretyship liability shall remain continuously effective and shall not be invalidated or reduced due to changes in other security interests.

Article 6.4: It shall, upon the lender’s request, promptly provide financial statements, tax payment certificates, and other relevant materials reflecting its financial condition.

Article 6.5: Upon the occurrence of any of the following events, the borrower shall continue to perform its suretyship liability under this contract without requiring the borrower’s consent:

A. The lender and the debtor negotiate to amend the master contract without increasing the borrower’s debt or extending the debt performance period.

B. Under international or domestic trade finance facilities, if party a makes amendments to letters of credit related to the master contract with the debtor, and such amendments do not increase the debtor’s payment obligations under the letters of credit or extend the payment term:

C. If party a transfers the principal creditor’s rights to a third party.

Article 6.6 If any form of guarantee is provided to a third party, it shall not prejudice the interests of party a.

Article 6.7 In the event of a merger, division, capital reduction, equity change, equity pledge, transfer of material assets or creditor’s rights, material external investment, material increase in debt financing, provision of external guarantees, or any other action that may adversely affect the rights and interests of party a, party b shall obtain party a’s prior written consent or make arrangements satisfactory to party a regarding its guarantee obligations under this contract; otherwise, party b shall not engage in the aforesaid actions.

Article 6.8 Party b shall promptly notify party a upon the occurrence of any of the following events:

A. Changes to the articles of association, business scope, registered capital, legal representative, or equity interests;

B. Suspension of business, dissolution, liquidation, business suspension for rectification, revocation of business license, cancellation, or filing for bankruptcy;

C. Involvement or potential involvement in material economic disputes, litigation, arbitration, or the property being sealed up, seized, or placed under custody in accordance with law;

D. If party b is a natural person, changes to his/her domicile, employer, contact information, etc.

Article 6.9 Party b shall promptly acknowledge receipt of any written notice sent by party a.

Article 6.10 Under domestic letters of credit, buyer’s financing under domestic letters of credit, import letters of credit, import bills purchased or import reimbursement facilities, upon the occurrence of any of the following events, party b shall bear an irrevocable guarantee obligation, and party b shall not assert any defense or exemption on the grounds that any judicial or administrative authority has issued a payment stop order, injunction, or taken measures to seal up, seize, freeze property related to the letter of credit, or similar measures in respect of the payment obligation under such letter of credit:

A. Party a’s designee or authorized person has made payment in good faith in accordance with party a’s instructions;

B. Party a, or its designee or authorized person, has issued a confirmation of maturity payment in good faith for the goods under a domestic letter of credit, or has made acceptance in good faith for the documents under an import letter of credit;

C. The confirming bank of the letter of credit has performed its payment obligation in good faith;

D. The negotiating bank of the letter of credit has negotiated in good faith.

Article 6.11 Under guarantee for the release of goods, endorsement of bills of lading, or authorized taking of delivery of goods, party b shall not assert any defense or exemption on the grounds that the debtor has refused to pay the corresponding letter of credit proceeds.

Article 7 Undertakings of Party a

Party a undertakes to keep confidential any non-public information contained in relevant documents, financial materials, and other related materials submitted by party b in the performance of its obligations under this contract, except as otherwise provided by applicable laws and regulations or as otherwise agreed in this contract.

Article 8 Determination of Principal Creditor’s Rights

The creditor’s rights secured by the maximum amount guarantee shall be determined upon the occurrence of any of the following events:

A. The period specified in article 1.1 expires;

B. No new creditor’s rights can possibly arise;

C. The debtor or party b is declared bankrupt or dissolved;

D. Other circumstances under which the creditor’s rights are determined as provided by law.

Article 9 Default

Article 9.1 After this contract becomes effective, if either party fails to perform any of its obligations under this contract, or breaches any representation, warranty, or undertaking made under this contract, such party shall be deemed to be in default. If such default causes losses to the other party, the defaulting party shall compensate for such losses.

Article 9.2 If party b fails to perform its guarantee obligations under this contract, party b agrees that party a may deduct funds from all accounts opened by party b with Industrial and Commercial Bank of China to satisfy the debts under the master contract. If the deducted funds are insufficient to fully discharge all debts owed by party b to party a under this contract or any other contract, party a shall have the right to determine the order of application. If the currency of the deducted funds differs from the currency of the master contract, the amount to be deducted shall be calculated using the applicable exchange rate for the relevant currency published by party a on the date of deduction. Any interest and other expenses arising during the period from the date of deduction to the date of repayment (being the date on which party a converts the deducted funds into the currency of the master contract in accordance with the state’s foreign exchange control policies and actually discharges the debts under the master contract), as well as any shortfall resulting from exchange rate fluctuations during such period, shall be borne by party b.

Article 9.3 Except as otherwise provided in this contract, if either party defaults, the other party shall be entitled to take any other measures available under the laws, regulations, and rules of the People’s Republic of China.

Article 10 Effectiveness, Amendment, and Termination

Article 10.1 This contract shall become effective on the date it is affixed with party a’s official seal or contract seal and signed by party b (if party b is a natural person) or affixed with party b’s seal (if party b is an entity).

Article 10.2 Any amendment to this contract shall be agreed upon by all parties through consultation and made in writing. Any amended terms or agreements shall form an integral part of this contract and shall have the same legal effect as this contract. Except for the amended parts, the remaining provisions of this contract shall remain valid, and the original provisions of this contract shall remain effective until the amended parts take effect.

Article 10.3 The invalidity or unenforceability of any provision of this contract shall not affect the validity or enforceability of the other provisions, nor shall it affect the validity of the entire contract.

Article 10.4 The amendment or termination of this contract shall not affect the rights of the parties to claim compensation for losses. The termination of this contract shall not affect the validity of the dispute resolution clauses contained herein.

Article 11 Dispute Resolution

The formation, validity, interpretation, performance, and resolution of disputes under this contract shall be governed by the laws of the People’s Republic of China. Any and all disputes and controversies arising from or in connection with this contract shall be settled through negotiation between party a and party b. If negotiation fails, the dispute shall be resolved by method b (a/b) as follows:

A. Submit the dispute to the [arbitration commission] for arbitration in accordance with its arbitration rules in effect at the time of filing the arbitration application, with the place of arbitration being [arbitration place]. The arbitration award shall be final and binding on both parties.

B. Resolve the dispute through litigation in a court located in the place where party a is domiciled.

Article 12 Confirmation of Address for Service of Litigation / Arbitration Documents

Article 12.1 Party b confirms that the address set forth on the first page of this contract shall serve as the address for service of litigation / arbitration documents relating to disputes under this contract, and agrees that judicial authorities (including but not limited to the people’s courts, the same below) / arbitration institutions may use this contract

The fax numbers, mobile phone numbers, email addresses, and other electronic contact methods recorded on the first page shall be used for electronic service of various legal documents. The aforementioned legal documents include but are not limited to notices of case acceptance and filing, notices of fee payment, notices of response to litigation, notices of evidence submission, notices of litigation rights and obligations, summonses, notices of court session, adjudicative documents (including judgments, rulings, mediation statements, etc.), notices of performance within a specified period, evidence materials, online court hearing conference numbers, micro-court notifications, other litigation materials, or legal documents.

Article 12.2 Party B agrees that the judicial authority or arbitration institution may use one or more of the above service methods to serve legal documents to Party B. If the judicial authority or arbitration institution uses multiple methods to serve legal documents to Party B, the time of service shall be determined by the method that achieves service first. Effective service shall be completed when the service information reaches the system of the service address. In the event of non-receipt, refusal to accept, or return of the documents, resulting in actual failure to receive, the date of return by mail shall be deemed the date of service. For electronic service, the date on which the corresponding system of the court or arbitration institution displays successful transmission shall be deemed the date of service.

Article 12.3 The above service agreement shall apply to all stages of arbitration, pre-litigation mediation, and litigation proceedings, including the first instance, second instance, retrial, enforcement, and supervision procedures. For the above service addresses, the arbitration institution or court may directly serve by mail or electronic means.

Article 12.4 Party B shall ensure the authenticity and validity of all information recorded in this contract, including the address, contact person, fax number, mobile phone number, and email address. If any relevant information changes, Party B shall promptly notify Party A in writing; otherwise, service carried out at the original address information shall remain valid, and Party B shall bear all legal consequences arising therefrom. The aforementioned mobile phone numbers and email addresses are referred to as electronic service addresses. If the electronic service address or other service address changes during litigation or arbitration, the contracting party shall notify the counterparty and the accepting court or arbitration institution of the changed address in writing at least three business days in advance.

Article 12.5 Party B has read all terms of this article and guarantees that each service address is accurate and valid. If any provided service address is inaccurate, or if Party B fails to notify the changed service address in a timely manner as agreed in the contract, resulting in Party B not receiving the documents, Party B shall bear all legal consequences that may arise therefrom.

Article 12.6 The content of this article constitutes a special clause expressly agreed upon by all parties to this contract, and its validity is independent of other clauses of this contract. Regardless of whether other clauses of this contract are deemed invalid or revoked by a judicial authority, arbitration authority, or other competent authority for any reason, the content of this article shall remain valid.

Article 13 Other Matters

Article 13.1 Without the prior written consent of Party A, Party B shall not transfer all or any part of its rights or obligations under this contract.

Article 13.2 Party A’s failure to exercise, partial exercise, or delayed exercise of any right under this contract shall not constitute a waiver or modification of such right or any other right, nor shall it affect Party A’s further exercise of such right or any other right.

Article 13.3 Party A has the right, in accordance with the provisions of relevant laws, regulations, or other normative documents, or the requirements of financial regulatory authorities, to provide information related to this contract and other relevant information to the Credit Information Database of the People’s Bank of China or other legally established credit databases, for inquiry and use by qualified institutions or individuals. Party A also has the right, for the purpose of concluding and performing this contract, to inquire about Party B’s relevant information through the Credit Information Database of the People’s Bank of China and other legally established credit databases.

Article 13.4 This contract is executed in two original copies, with each party holding one copy, both having equal legal effect.

Article 14 Other Matters Agreed by the Parties

(No further text below)

Party A: Industrial and Commercial Bank of China Limited, Shanghai Minhang Sub-branch

(Seal)

Date of signing: March 26, 2025

Party B: Liu Yuejin, Liu Chushan

Signature (for natural persons)

Seal (for entities)

Date of signing: March 26, 2025

As the legal representative or authorized representative of the guarantor, I hereby confirm that the guarantor provides a guarantee to the creditor in accordance with the terms of this contract, that the seal affixed to this contract is authentic and valid, and that all procedures required for providing the guarantee have been completed.

Legal representative or authorized representative of the guarantor (signature):